UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 20, 2008

CALIFORNIA OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-50375

(Commission File Number)

98-0389524

(IRS Employer Identification No.)

#260, 600 – 6th Avenue SW, Calgary, AB, T2P 0S5

(Address of principal executive offices and Zip Code)

403-261-1965

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2008, Norman Johnson resigned as our Chief Financial Officer. On the same date, we appointed John McLeod as our Chief Financial Officer. Mr. McLeod is currently our President, Secretary, Treasurer and a director of our company.

Mr. McLeod has over 37 years experience in varied resource extraction projects with particular emphasis on international oil and gas management, exploration and development and establishing and maintaining relations with investors and the financial community. From 2005 through March 2007, Mr. McLeod was the president and chief executive officer of ONCO Petroleum Inc., a private Ontario company. From 2001 to 2005, he was president, chief executive officer, vice president, operations and a director of Rally Energy Corp., a company listed on the TSX Venture Exchange.

Mr. McLeod is a member of the board of directors of the following public companies: Heritage Oil Corporation (TSX: HOC); Paris Energy Inc., (TSX-V: PI); Diaz Resources Ltd. (TSX-V: DZR); Tuscany Energy Ltd., (TSX-V: TUS);Consolidate Beacon Resources Ltd.(TSX-V: KBC) and Keeper Resources Inc. (TSX-V: KEE).

Mr. McLeod is a Professional Engineer (currently the elected president of the Association of Professional Engineers, Geologists and Geophysicists of Alberta) who has previously held various senior management positions with a number of public exploration companies including the positions of president and chief executive officer with Arakis Energy Corporation, Rally Energy Corp. and Canoro Resources Inc.

Family Relationships

There are no family relationships between John McLeod and any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction with Mr. McLeod, since the beginning of our last fiscal year, or any currently proposed transaction with Mr. McLeod, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIFORNIA OIL & GAS CORPORATION

/s/ John McLeod

John McLeod,

President, Secretary, Treasurer,

Chief Financial Officerand Director

Date: May 26, 2008

CW1892894.1